UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 20, 2008

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:

(801) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule  13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On July 20, 2008, Altairnano, Inc. (“Altairnano”), a second-tier subsidiary of Altair Nanotechnologies Inc. (the "Company"), entered into a letter agreement with Phoenix Motorcars, Inc. (“Phoenix”) to document an understanding reached earlier with Phoenix with respect to the forty-seven (47) prototype battery packs sold to Phoenix in 2007.

As previously reported, Altairnano had offered a warranty replacement with respect to the 47 prototype battery packs.  Pursuant to the letter agreement, Altairnano will ship the original 47 prototype battery packs to Phoenix for use solely in demonstration vehicles in which Phoenix will install an additional safety system, and Altairnano has cancelled an approximately $1.7 million promissory note made by Phoenix in favor of Altairnano.  The promissory note represents approximately 40% of the purchase price of the battery packs, the remainder of which was previously paid with cash.

Under the letter agreement, the battery packs are delivered “as is” without explicit or implied warranties.  As a result, the Company has reversed a $2.8 million warranty liability associated with the battery packs.  In addition, Altairnano is entitled to 10% of the monetized value of any California Air Resources Board zero-emission-vehicle credits associated with the battery packs.

The description of the letter agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying letter agreement.  The summary set forth above is qualified by the terms and conditions of the letter agreement attached as Exhibit 10.1 to this Current Report.

Item 1.02 termination of a Material Definitive Agreement.

On July 24, 2008, the Company, Altairnano, Phoenix and Phoenix MC, Inc. (“Phoenix MC”) entered into a letter agreement terminating the Supply Agreement dated January 8, 2007, as amended to date (the “Supply Agreement”), by and between Altairnano and Phoenix MC, as successor-in-interest to Phoenix.   Under the Supply Agreement, Altairnano had agreed to supply, and Phoenix had agreed to purchase, 35 KWh battery pack systems for use in CARB type II BEV and CARB type III BEV electric motorcars over a several year period.

The purpose of the termination letter, together with the letter agreement described in Item 1.01 above, was to eliminate uncertainties about the status of the Supply Agreement, battery packs being shipped to Phoenix, the offer of warranty, the promissory note and related issues.  The expectation of Altairnano and Phoenix MC is that, having settled all past issues between them, the parties can better focus on building and delineating a new development and supply relationship for the future.

The description of the letter agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying letter agreement.  The summary set forth above is qualified by the terms and conditions of the letter agreement attached as Exhibit 10.2 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.1	Letter agreement dated July 8, 2008 with Phoenix Motorcars, Inc. [signed July 20, 2008]

10.2	Letter of agreement dated July 24, 2008 with Phoenix and Phoenix MC

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: July 24, 2008	By:	/s/ John Fallini
John Fallini
Chief Financial Officer